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                                                                   Exhibit 5.1

                                  March 14, 2000



ActivCard S.A.
24, 28 avenue du General de Gaulle
92156 Suresnes Cedex
France


Ladies and Gentlemen:

                  We have acted as U.S. and French counsel to ActivCard S.A., a French SOCIETE ANONYME (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission (the "Commission") on February 22, 2000 of a registration statement on Form F-1 (No. 333-11540) and as amended by Amendment No. 1 filed on March 6, 2000 (the "Registration Statement"), covering the registration under the Securities Act of 1933, as amended (the "Act"), of 4,000,000 ordinary shares, nominal value FF 6.25 per share, of the Company and 600,000 ordinary shares to be sold by certain selling shareholders (the "Selling Shareholders") referred to in the Registration Statement (collectively, the "Shares"), in the form of shares of American depositary receipts evidencing American depositary shares ("ADSs"), each ADS representing one Share. This opinion is delivered to you for filing as Exhibit 5 to the Registration Statement.

                  In connection with the foregoing, we have examined the Registration Statement and the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinion hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents presented to us as originals and the conformity with the originals of all documents submitted to us as copies. In rendering the opinion expressed below, we have relied as to certain matters on information obtained from officers of the Company and public officials.

                  Based upon the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion that upon conclusion of the proceedings being taken or contemplated by us to be taken prior to the issuance of the Shares by the Company and prior to the sale of the Shares by the Selling Shareholders, including the effectiveness of the Registration Statement, and upon completion of the proceedings being taken in order to


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permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares, when issued, sold and paid for in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

                  We are attorneys admitted to practice in the State of New York and are AVOCATS in the Republic of France, and we do not express any opinion herein on the law of any jurisdiction other than the federal law of the United States and the law of the Republic of France.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus contained in the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                                    Very truly yours,


                                                    /s/ Sherman & Sterling